Exhibit 99.2

Non-GAAP Financial Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934 define and prescribe the conditions for use of certain non-GAAP financial information. We believe that certain of our financial measures which meet the definition of a non-GAAP financial measure are important supplemental information to investors. We provide: “consolidated segment operating income,” “pro forma net income,” “pro forma net earnings per share,” and “free cash flow.”

We use these non-GAAP financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. For example, certain companies disclose a financial measure of earnings before certain charges such as interest, taxes, depreciation, and amortization, commonly referred to as EBITDA. We considered the use of EBITDA as a supplemental performance measure to GAAP, but believe consolidated segment operating income and pro forma net income are superior for our Company as certain periodic costs associated with our invested capital, such as fixed asset depreciation expense and amortization of software development costs, and certain costs associated with our capital structure, such as interest expense, are relevant and important factors affecting our management decisions. For information about our financial results as reported in accordance with GAAP, see Item 8 of Part II, “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2003 and for a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP financial measures, see “Pro Forma Statements of Operations” in Exhibit 99.1 to this Current Report on Form 8-K.

Consolidated Segment Operating Income

We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes:

•	Stock-based compensation; and

•	Other operating expense (income)

These operating expense line items are not allocated to segment results, and all other centrally-incurred operating costs are fully allocated to segment results. The sum of our individual segment results is consolidated segment operating income, which we reconcile to GAAP operating income. Pursuant to SEC staff interpretations of Regulation G, when presented in our financial statement footnotes, consolidated segment operating income is a GAAP financial measure; however, since we also present this financial measure outside the context of our financial statement footnotes, we have included this financial measure in our discussion of non-GAAP financial measures.

We use consolidated segment operating income, and ratios based on it, to manage and evaluate our business operations and overall financial performance. Our management evaluates consolidated segment income because it excludes certain cash and non-cash items that are either beyond our immediate control or that we believe are not characteristic of our underlying business operations for the period in which they are recorded, or both.

Items Excluded From Consolidated Segment Operating Income

Stock-Based Compensation

We exclude stock-based compensation for the following reasons:

•	Stock-based compensation expense is excluded from our internal operating plans and measurement of financial performance, although we consider the dilutive impact to our investors when awarding stock-based compensation and value such awards accordingly;

•	Stock-based compensation expense or contra-expense are non-cash; and

•	The measurement of stock-based compensation is determined under a variety of methods depending on the underlying award. These methods include: (a) fixed accounting on stock options granted at market prices, resulting in no compensation expense, (b) variable accounting on certain stock options and restricted stock units, resulting in unpredictable charges or gains beyond our control, and (c) fixed accounting for certain restricted stock units, resulting in the estimated fair value of the award recognized over the service period.

We record the employer portion of payroll tax expense, a cash expense, resulting from exercises of stock-based awards in “Fulfillment,” “Marketing,” “Technology and content,” and “General and administrative” on our consolidated statements of operations and do not include such expenses in “Stock-based compensation.”

Other Operating Expense (Income)

We exclude other operating expense (income), including amortization of other intangibles and restructuring-related and other, which are cash and non-cash items for the following reasons:

•	Amortization of other intangibles is excluded from our internal operating plans and measurement of financial performance;

•	Amortization of other intangibles is a non-cash charge to current operations;

•	Amortization of other intangibles has diminished, is currently immaterial, and is scheduled to fully amortize by the end of 2004;

•	We have implemented only one restructuring event in our history, which we announced in January 2001, and accordingly we believe internally that this line item is not as important to understanding our quarterly trends as other line items;

•	Since we do not regularly have restructuring-related charges, the exclusion of such charges from prior periods provides better comparability of our results of operations as viewed by management; and

•	Our restructuring-related and other charges have diminished, and except for periodic adjustments to our estimates that may be required from time to time, we do not currently expect to record additional restructuring-related charges in the foreseeable future.

Impairment of Goodwill

If, in the future, we incur impairment losses on our goodwill, such charges would be excluded from consolidated segment operating income since they would be non-cash, and not in the immediate control of management. We have elected to perform our annual analysis during the fourth calendar quarter of each year. No indicators of impairment were identified during the three months ended March 31, 2004.

Limitations of Consolidated Segment Operating Income

Consolidated segment operating income has certain limitations. First, because it excludes “Stock-based compensation,” the financial measure does not include all expenses primarily related to our workforce. We compensate for this limitation by providing supplemental information about stock-based compensation on the face of our consolidated statements of operations and in the footnotes to our financial statements. We also provide supplemental information about outstanding stock-based awards, including their dilutive effect on shareholders, in the footnotes to our financial statements.

Second, consolidated segment operating income excludes “Other Operating Expense (Income).” For companies that periodically undergo restructuring events, excluding such costs from performance measures could provide an incomplete summary of ongoing costs that would affect future cash flows. However, we compensate for this limitation by disclosing cash flow measures, including operating cash flow, that incorporate all ongoing cash obligations associated with our January 2001 restructuring event and by providing disclosure of future estimated cash flows and remaining commitments associated with this event. There can be no assurance that we will not undertake another restructuring event in the future that would affect future cash flows. If we have a restructuring event in the future, we will re-evaluate our decision to exclude such charges from our consolidated segment operating income based on those future facts and circumstances at that time.

Pro Forma Net Income

Pro forma net income, including the related pro forma net earnings per share, which we reconcile to net income (loss) and net earnings (loss) per share, excludes, in addition to the line items described above as excluded from consolidated segment operating income, the following line items on our consolidated statements of operations:

•	Remeasurements and other; and

•	Cumulative effect of change in accounting principle.

We use pro forma net income, and ratios based on it, to manage and evaluate our business operations and overall financial performance. We use this financial measure as it excludes certain cash and non-cash items that are either beyond our immediate control or are not characteristic of our underlying business operations for the period in which they are recorded, or both.

Items Excluded From Pro Forma Net Income

See “Consolidated Segment Operating Income — Items Excluded from Consolidated Segment Operating Income” for an explanation of “Stock-based compensation,” “Other operating expense (income),” and “Impairment of goodwill.”

Remeasurements and Other

A portion of “Remeasurements and other” consists of gains or charges due to our quarterly remeasurement of the principal of our 6.875% PEACS from Euros to U.S. Dollars. We exclude the effect of these periodic remeasurements from our pro forma net income because the ultimate cash effect resulting from changes in exchange rates is inherently uncertain. These gains or charges would only affect near-term cash flows if we redeem or, in certain cases, restructure, our 6.875% PEACS in the next several years, rather than over a longer term or at maturity in 2010. Because these charges and gains vary based on exchange rates between the U.S. Dollar and Euro, these amounts are beyond our immediate control and are difficult to predict for future periods.

Additionally, we exclude gains or charges associated with remeasurements of foreign-currency denominated intercompany balances. We exclude these amounts because they are beyond our immediate control and are difficult to predict for future periods.

We exclude equity in losses of equity-method investees, net, which are included in “Remeasurements and other,” because it generates potential non-cash gains or losses, based on the financial results of other companies that we do not manage or control and are difficult to predict. In addition, we believe these non-cash gains and losses are not indicative of our financial or operating performance. In recent quarters, these amounts represented insignificant charges and, absent future investments, we expect this trend to continue.

To the extent we incur gains or losses on the repurchase, redemption, or retirements of our debt instruments, such amounts will be recorded to “Remeasurements and other.”

Cumulative Effect of Change in Accounting Principle

We exclude cumulative effect of change in accounting principle because it generates non-cash charges, which we believe are not indicative of our financial or operating performance.

Limitations of Pro Forma Net Income

Pro forma net income has the same limitations as consolidated segment operating income. See “Consolidated Segment Operating Income — Limitations of Consolidated Segment Operating Income” above. In addition, when the 6.875% PEACS are retired, whether by early redemption or restructuring, or at maturity in 2010, the foreign currency effect of changes in the exchange ratio between the U.S. Dollar and the Euro will result in a cash effect. We compensate for this limitation by disclosing the effect of currency movements on our 6.875% PEACS on our consolidated statements of operations and presenting the fair value of our 6.875% PEACS in the notes to our financial statements.

Free Cash Flow

Free cash flow, which we reconcile to “Net cash provided by (used in) operating activities,” is cash flow from operations reduced by “Purchases of fixed assets, including internal-use software and website development.” We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flows since purchases of fixed assets are a necessary component of ongoing operations. In limited circumstances where proceeds from sales of fixed assets exceed purchases, free cash flow would exceed cash flow from operations. However, since we do not anticipate being a net seller of fixed assets, we expect free cash flow to be less than operating cash flows.

Limitations of Free Cash Flow

Free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate payments made on capital lease obligations. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.